                                                                       EXHIBIT 2












                         AGREEMENT AND PLAN OF MERGER


                                    AMONG


                     CHELTON COMMUNICATION SYSTEMS, INC.,
                           KEVLIN ACQUISITION CORP.
                                     AND
                              KEVLIN CORPORATION


                           DATED:  DECEMBER 6, 1995















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
                              TABLE OF CONTENTS

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
ARTICLE I THE MERGER  ..........................................          1
  Section 1.1    The Merger ....................................          1
  Section 1.2    Effective Time ................................          1
  Section 1.3    Effects of the Merger .........................          1
  Section 1.4    Articles of Organization and By-Laws ..........          1
  Section 1.5    Board of Directors; Officers ..................          1
  Section 1.6    Conversion of Shares and Options ..............          2
  Section 1.7    Closing .......................................          2
  Section 1.8    Escrow Fund ...................................          3

ARTICLE II  DISSENTING SHARES; SURRENDER OF SHARES
            AND PAYMENT THEREFOR ...............................          3
  Section 2.1    Dissenting Shares .............................          3
  Section 2.2    Surrender and Payment .........................          3
  Section 2.3    Shareholders Meeting; Preparation of Proxy
                 Statement .....................................          5

ARTICLE III REPRESENTATIONS AND WARRANTIES .....................          6
  Section 3.1    Representations and Warranties of Kevlin ......          6
     (a)   Corporate Standing and Authority; Binding Agreement .          6
     (b)   Capitalization ......................................          6
     (c)   Directors, Officers, Key Employees and Other
           Employees ...........................................          7
     (d)   Absence of Conflicting Agreements or Required
           Consents ............................................          7
     (e)   Financial Statements ................................          7
     (f)   Undisclosed Liabilities .............................          8
     (g)   Taxes ...............................................          8
     (h)   Inventories .........................................         10
     (i)   Non-Infringement of Patents, Trademarks and Other
           Intellectual Property ...............................         10
     (j)   Operations and Use of Properties ....................         11
     (k)   Licenses ............................................         11
     (l)   Insurance ...........................................         11
     (m)   Environmental Matters ...............................         11
     (n)   Employees and Labor Laws ............................         12
     (o)   Product Labeling, Product Liability and Product
           Warranty ............................................         13
     (p)   Validity and Existence of Agreements ................         13
     (q)   Employee Benefit Plans ..............................         14
     (r)   Controlled Group Status .............................         18
     (s)   No Multiemployer Plans ..............................         18
     (t)   Debts and Capitalized Leases ........................         18
     (u)   Litigation ..........................................         18
     (v)   Continuation of Business ............................         18
     (w)   Management Personnel ................................         19
     (x)   Absence of Changes ..................................         19

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Agreement and Plan of Merger                                          Page   i
186599
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
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     (y)    Delivery of Exhibits ...............................         19
     (z)    No Side Agreements .................................         19
     (aa)   Suppliers and Tooling ..............................         19
     (ab)   Title to and Location of Assets ....................         20
     (ac)   Machinery and Equipment ............................         20
     (ad)   Product Design and Drawings; Absence of Defects ....         20
     (ae)   Government Assistance ..............................         20
     (af)   Arrangements with Professionals ....................         20
     (ag)   No Loss Contracts ..................................         21
     (ah)   Customer Relations .................................         21
     (ai)   Delivery Schedules .................................         21
     (aj)   Financial Records ..................................         21
     (ak)   Guaranties .........................................         21
     (al)   Dividends ..........................................         21
     (am)   No Power of Attorney ...............................         22
     (an)   SEC Reports ........................................         22
     (ao)   Proxy Statement ....................................         22
     (ap)   Management Shares ..................................         22
     (aq)   Status of Flow Vision ..............................         22
     (ar)   Truth of Representations ...........................         22
  Section 3.2   Representations and Warranties
                of Chelton and NEWCO ...........................         23
     (a)    Corporate Standing and Authority ...................         23
     (b)    Litigation .........................................         23
     (c)    Proxy Statement ....................................         23
     (d)    Truth of Representations ...........................         24

ARTICLE IV  COVENANTS ..........................................         24
  Section 4.1    Conduct of Business of Kevlin .................         24
  Section 4.2    Access to Information .........................         25
  Section 4.3    Best Efforts ..................................         26
  Section 4.4    Consents ......................................         26
  Section 4.5    Public Announcements ..........................         27
  Section 4.6    Certain Payments ..............................         27
  Section 4.7    Funding of NEWCO ..............................         27
  Section 4.8    Insurance .....................................         27

ARTICLE V CONDITIONS TO CONSUMMATION OF THE MERGER .............         27
  Section 5.1    Conditions to Kevlin's Obligation to Close ....         27
     (a)    Representations and Warranties .....................         27
     (b)    No Litigation ......................................         28
     (c)    Merger Consideration ...............................         28
     (d)    Approval of Kevlin's Stockholders ..................         28
     (e)    Receipt of Consents ................................         28
     (f)    Opinion of Chelton and NEWCO's Counsel .............         28
  Section 5.2    Conditions to Chelton's and NEWCO's
                 Obligation to Close ...........................         28
     (a)    Representations, Warranties and Covenants ..........         28
     (b)    No Litigation ......................................         28
     (c)    Approval of Kevlin's Stockholders ..................         29


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Agreement and Plan of Merger                                             Page ii
186599                               -ii-

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
     (d)    Receipt of Consents ................................         29
     (e)    Opinion of Kevlin's Counsel ........................         29
     (f)    Resignation Letters ................................         29
     (g)    Continuation of Insurance ..........................         29
     (h)    Environmental Study ................................         29
     (i)    Stock Options ......................................         29
  Section 5.3    Other Conditions ..............................         29
  Section 5.4    No Solicitation ...............................         29

ARTICLE VI  TERMINATION; AMENDMENTS; WAIVER ....................         31
  Section 6.1    Termination ...................................         31
  Section 6.2    Effect of Termination .........................         32
  Section 6.3    Amendment .....................................         33
  Section 6.4    Extension; Waiver .............................         33

ARTICLE VII MISCELLANEOUS ......................................         33
  Section 7.1    Survival of Representations and Warranties ....         33
  Section 7.2    Brokerage Fees; Commissions and Expenses ......         33
  Section 7.3    Entire Agreement; Assignment ..................         33
  Section 7.4    Validity ......................................         34
  Section 7.5    Notices .......................................         34
  Section 7.6    Governing Law .................................         35
  Section 7.7    Descriptive Headings ..........................         35
  Section 7.8    Counterparts ..................................         35
  Section 7.9    Expenses ......................................         35
  Section 7.10   Specific Performance ..........................         35
  Section 7.11   Certain Definitions ...........................         35
  Section 7.12   Performance by NEWCO ..........................         36
  Section 7.13   Parties in Interest ...........................         36





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Agreement and Plan of Merger                                           Page iii
186599                              -iii-
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                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 6, 1995, is among KEVLIN CORPORATION, a Massachusetts corporation ("Kevlin"), Kevlin Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of Chelton Communication Systems, Inc., ("NEWCO"), and CHELTON COMMUNICATION SYSTEMS, INC., a Delaware corporation ("Chelton").

        The respective Boards of Directors of Chelton, NEWCO and Kevlin have duly approved the acquisition of Kevlin by Chelton by means of a merger of NEWCO with and into Kevlin pursuant to the terms of this Agreement. It is therefore agreed as follows:

                                  ARTICLE 1
                                  THE MERGER


        Section 1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Massachusetts Business Corporation Law (the "Massachusetts Act") including, without limitation, any required vote of shareholders of Kevlin as described in
SECTION 2.3 of this Agreement, NEWCO shall be merged with and into Kevlin (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article V hereof. Following the Merger, Kevlin shall continue as the surviving corporation (the "Surviving Corporation") under the laws of the Commonwealth of Massachusetts and the separate corporate existence of NEWCO shall cease.

        Section 1.2 EFFECTIVE TIME. The Merger shall be consummated by filing the Articles of Merger with the Massachusetts Secretary of State in a form mutually agreeable to the parties hereto (the "Articles of Merger") (the time that such filing is accomplished is referred to herein as the "Effective Time").

        Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 80 of the Massachusetts Act.

        Section 1.4 ARTICLES OF ORGANIZATION AND BY-LAWS. The Articles of Organization and By-Laws of Kevlin, both as in effect at the Effective Time, shall be the Articles of Organization and By-Laws of the Surviving Corporation.

        Section 1.5 BOARD OF DIRECTORS; OFFICERS. As of the Effective Time, the directors of NEWCO in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly


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Agreement and Plan of Merger                                            Page   1
186599                               -1-
elected and qualified. The officers of NEWCO immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly elected and qualified.

        Section 1.6    CONVERSION OF SHARES AND OPTIONS.

                (a) Each share of common stock, $.10 par value per share ("Shares" or "Kevlin Common Stock"), of Kevlin issued and outstanding immediately prior to the Effective Time (other than Shares held by Kevlin as treasury stock, which shall be cancelled) shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted into the right to receive a cash payment in the amount of four dollars and fifty-four cents ($4.54) (the "Merger Consideration"). The Merger Consideration shall be payable upon surrender of the certificates formerly representing Shares in accordance with SECTION 2.2.

                (b) Each Share held in the treasury of Kevlin immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Kevlin, be cancelled and retired and cease to exist and no payment shall be made with respect thereto.

                (c) Each share of common stock of NEWCO issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Chelton, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                (d) Kevlin shall make arrangements with each holder of an option to purchase shares of Kevlin Common Stock outstanding immediately prior to the Effective Time ("Stock Options") to exercise such options and purchase shares of Common Stock. Such option exercises may be accomplished by payment of the exercise price in Common Stock, including stock acquired upon exercise of such option, valued at the Merger Consideration, with such exercise being contingent upon the conditions to the consummation of the Merger set forth in
Article V hereof being satisfied or waived. To the extent that a shareholder vote is not required, all stock option plans of Kevlin shall terminate as of the Effective Time, and Kevlin shall ensure that no holder of an option to purchase Kevlin Common Stock shall have any rights under outstanding options or under the relevant stock option plans except to receive the cash payment as a stockholder entitled to payment under subsection (a) above.

        Section 1.7 CLOSING. Upon the terms and subject to the conditions hereof, as soon as practicable after the satisfaction of all conditions described in Article V, Kevlin and NEWCO shall hold a closing (the "Closing") at the offices of Palmer & Dodge in Boston, Massachusetts (or such other place as


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Agreement and Plan of Merger                                           Page   2
186599                               -2-
the parties may agree), for the purpose of implementing all transactions described in this Agreement. At the Closing, the parties shall arrange for the filing of the Articles of Merger with the Massachusetts Secretary of State and shall take such other and further actions as may be required by law to make the Merger effective. The parties presently contemplate that the Closing will be held immediately following the Special Meeting described in SECTION 2.3.

        Section 1.8 ESCROW FUND. The parties acknowledge that Chelton has deposited $1,000,000 (the "Escrow Fund") in cash with M&T Securities, Inc. (the "Escrow Agent") pursuant to an Escrow Agreement among Kevlin, Chelton and the Escrow Agent. The Escrow Fund will be disbursed by the Escrow Agent as provided for in the Escrow Agreement.

                                  ARTICLE II
                    DISSENTING SHARES; SURRENDER OF SHARES
                            AND PAYMENT THEREFORE

        Section 2.1 DISSENTING SHARES. Section 85 of the Massachusetts Act provides dissenter's rights in connection with the Merger to the shareholders of Kevlin.

        Section 2.2    SURRENDER AND PAYMENT.

                (a)  Prior to the Closing, Kevlin shall appoint an agent
(the "Paying Agent") for the purpose of paying the Merger Consideration in exchange for certificates representing shares or options to purchase shares of Kevlin Common Stock ("Certificates"). As soon as practicable after the Effective Time, the Paying Agent shall send a notice and transmittal form (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of such Certificate(s) to the Paying Agent and shall be in a form and have such other provisions as Kevlin may reasonably specify) to each Holder of a Certificate(s) theretofore evidencing shares of Kevlin Common Stock, outstanding immediately prior to the Effective Time, advising each such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such Certificates for payment of the Merger Consideration.

                (b) The Surviving Corporation shall transmit by wire or other acceptable means to the Paying Agent prior to the Effective Time the funds necessary for all exchanges in accordance with this Agreement. The Paying Agent shall agree to deliver such funds (in the form of checks of the Paying Agent) in accordance with this SECTION 2.2 and such additional terms as may be agreed upon by the Paying Agent and Kevlin. Any portion of such funds which has not been paid pursuant to this SECTION 2.2 by six months after the Effective Time shall promptly be paid to the Surviving Corporation, and thereafter any stockholders of

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Agreement and Plan of Merger                                            Page   3
186599                               -3-

Kevlin who have not theretofore complied with this SECTION 2.2 shall look only to the Surviving Corporation for payment of the amount to which they are entitled in the Merger.

                (c) Each holder of a Certificate(s) theretofore representing shares of Kevlin Common Stock which are converted into the right to receive the Merger Consideration, upon surrender to the Paying Agent of such Certificate(s) for cancellation, together with a duly completed transmittal form and such other documents as may be reasonably requested by the Paying Agent, will be entitled promptly to receive a check representing cash in the amount of the Merger Consideration times the number of shares of Kevlin Common Stock represented by such Certificate(s) less any amount required to be withheld under applicable Federal income tax regulations ("Back Withholding").

                (d) If payment of the Merger Consideration (or any portion thereof) is to be made to a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate(s) so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of such payment, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any person claiming the right to receive the Merger Consideration for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate(s) shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Federal, state or local government agency or court, administrative agency or commission or other governmental authority or agency, domestic or foreign, the payment in respect of such Certificate(s) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                (e) In the event any Certificate(s) theretofore representing shares of Kevlin Common Stock to be exchanged for the Merger Consideration has been lost, stolen or destroyed, the Paying Agent shall pay to the person claiming that such Certificate(s) has been lost, stolen or destroyed the cash into which the shares theretofore represented by such Certificate(s) have been converted as provided under the terms of this Agreement (less any required Backup Withholding), upon receipt of evidence of ownership of such Certificate(s) and appropriate indemnification in each case satisfactory to the Paying Agent.

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Agreement and Plan of Merger                                            Page   4
186599                               -4-

                (f) Until surrendered as contemplated by this SECTION 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Kevlin Common Stock theretofore represented by such Certificate shall have been converted pursuant to
SECTION 1.6. No interest shall accrue or be paid on any portion of the Merger Consideration.

        Section 2.3    SHAREHOLDERS MEETING; PREPARATION OF PROXY STATEMENT.

                (a) Kevlin will duly call, give notice of, convene and hold a special meeting of the holders of Kevlin Common Stock (the "Special Meeting") for the purpose of approving this Agreement as soon as practicable after the date hereof. Subject to the requirements of applicable fiduciary duties, Kevlin will, through its Board of Directors, recommend to its stockholders approval of this Agreement.

                (b) Kevlin will prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Kevlin's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. Kevlin will notify Chelton promptly of the receipt of any comments from the SEC or its staff and of any requests by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Chelton with copies of all correspondence between Kevlin or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Kevlin will promptly prepare and mail to its stockholders such an amendment or supplement. Kevlin will not mail any Proxy Statement, or any amendment or supplement thereto, to which Chelton reasonably objects.

                (c) Kevlin and Chelton agree that Kevlin shall engage Beacon Hill Partners as the proxy solicitor for the Special Meeting.


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Agreement and Plan of Merger                                            Page  5
186599                               -5-

                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

        Section 3.1 REPRESENTATIONS AND WARRANTIES OF KEVLIN. Kevlin represents and warrants to Chelton and NEWCO that:

                (a) CORPORATE STANDING AND AUTHORITY; BINDING AGREEMENT. Kevlin is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Kevlin has full power to own all of its properties and assets that are owned by it and to conduct its business as it is now being conducted, and neither its ownership or leasing of property nor the conduct of its business requires it to be qualified as a foreign entity in any jurisdiction in which it is not qualified where the failure to qualify would have a Material Adverse Effect (as defined in SECTION 7.11(a) hereof) on Kevlin's business. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Kevlin's Articles of Organization or By-laws, and Kevlin has obtained all necessary authorization and approval from its Board of Directors for the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of Kevlin, enforceable against it in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights and to general equitable principles. Complete and correct copies of the Articles of Organization and By-Laws of Kevlin have been made available to Chelton.

                (b) CAPITALIZATION. The entire authorized capital stock of Kevlin consists of 8,000,000 shares of Kevlin Common Stock and 2,000,000 Shares of Preferred Stock. As of the date of this Agreement, 2,733,794 shares of Kevlin Common Stock are issued and outstanding and 393,087 shares of Kevlin Common Stock are held by Kevlin in its treasury. As of the date of this Agreement there are no shares of Kevlin Preferred Stock outstanding. Of the authorized shares of Kevlin Common Stock, 695,500 are reserved for issuance upon the exercise of certain Stock Options (as defined in SECTION 1.6(d)). All of the issued and outstanding shares of Kevlin Common Stock and the shares of Kevlin Common Stock which may be sold pursuant to the exercise of the Stock Options have been duly authorized and are (or, in the case of shares which may be sold pursuant to the exercise of StockOptions, will be when so sold) validly issued, fully paid, and nonassessable. Except for the Stock Options there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Kevlin is a party or by which it is bound providing for the issuance, disposition, redemption, repurchase or acquisition of any of its capital stock. EXHIBIT 3.1(b) sets forth with respect to each Stock Option, (i)


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186599                               -6-
the name of the owner of such option, (ii) the date of the grant, (iii) the expiration date and (iv) the exercise price. Kevlin has no equity interest in and has not made advances to any corporation, association, partnership, joint venture or other entity other than the subsidiaries described in
EXHIBIT 3.1(b).

                        EXHIBIT 3.1(b) sets forth the name, the number of shares of authorized capital stock and the number of issued and outstanding shares of capital stock or other indicia of ownership of each direct or indirect Subsidiary of Kevlin, as well as the current status of such Subsidiary. Except as set forth in such Exhibit, all of the outstanding shares of capital stock of each of the Subsidiaries are owned, directly or indirectly, by Kevlin, beneficially and of record. All such shares of capital stock of the Subsidiaries are owned free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and are not subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares. There are no outstanding subscriptions, options, convertible securities, warrants or claims of any kind issued or granted by or binding on Kevlin to purchase or otherwise acquire any security of or equity interest in any of such Subsidiaries. All of the outstanding shares of capital stock of each such Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and none has been issued in violation of the preemptive rights of any stockholder.

                (c) DIRECTORS, OFFICERS, KEY EMPLOYEES AND OTHER EMPLOYEES. Attached hereto as EXHIBIT 3.1(c) is a list of all employees of Kevlin showing their names, positions and current annual salaries or rate of compensation (including commitments or understandings with respect to bonus, overtime entitlement and incentive compensation). The directors, officers and the employees reporting directly to them of Kevlin are separately identified in
EXHIBIT 3.1(c).

                (d) ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. The execution, delivery and performance of this Agreement by Kevlin does not and will not: (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Kevlin or by which it is bound or affected,
(ii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which Kevlin is a party, or (iii) except as set forth in
EXHIBIT 3.1(d), require Kevlin to obtain any novation, consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any person or entity not a party to this Agreement.

                (e) FINANCIAL STATEMENTS. Kevlin has furnished or will furnish Chelton with: (i) independently audited

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186599                               -7-
financial statements as at May 31, 1993, 1994 and 1995 and for the fiscal years then ended; (ii) financial statements as at August 31, 1995 and for the period then ended and (iii) an interim balance sheet as of the end of the month immediately preceding the Closing and statement of profit and loss and supporting schedules of expenses for the period then ended and notes, as appropriate (collectively, the "Financial Statements"). Except as set forth in the notes to the Financial Statements, the Financial Statements have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and fairly present or will fairly present, as the case may be, the results of the operations of Kevlin and Kevlin's financial position for the periods indicated other than, with respect to the interim financial statements, for non-material changes resulting from normal year-end adjustments. There shall be no changes made in the accounting principles used in preparing any Financial Statements for periods subsequent to May 31, 1995, nor shall there be any changes in the method of application of same.

                (f) UNDISCLOSED LIABILITIES. Kevlin is not liable for or subject to any Liabilities (as hereinafter defined), except (a) Liabilities adequately disclosed or reserved for in the most recent Financial Statements and not heretofore paid or discharged, (b) Liabilities under any contract, commitment or agreement specifically disclosed in EXHIBIT 3.1(p) or not required to be disclosed thereon, none of which Liabilities under any such contract, commitment or agreement were required under GAAP to have been adequately and specifically disclosed or reserved for in the most recent Financial Statements, or (c) Liabilities incurred, consistent with past practice, in or as a result of the ordinary course of business of Kevlin, and in accordance with this Agreement, since the date of the most recent Financial Statements which individually do not exceed $25,000 and in the aggregate do not exceed $175,000. As used in this Agreement, the term "Liabilities" shall include any direct or indirect liability, indebtedness, obligation, guarantee or endorsement (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business), whether known or unknown, accrued, absolute, contingent or otherwise.

                (g) TAXES. (i) Kevlin has delivered to Chelton copies of the federal income tax returns of Kevlin for each of the last three fiscal years and all schedules and exhibits thereto. Kevlin has duly and timely filed in correct form all material federal, state and local information returns and tax returns ("Returns") required to be filed by it on or prior to the date hereof (all such Returns being accurate and complete in all material respects), and has duly paid or made provision for the payment of all material taxes and other governmental charges which have been incurred or are due or claimed to be due from them by any governmental authority (including, without

----------------------------
Agreement and Plan of Merger                                            Page   8
186599                               -8-
limitation, those due in respect of Kevlin's properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than taxes or other charges (i) which are not yet delinquent or are being contested in good faith and (ii) have not been finally determined. The liabilities and reserves for taxes in the Financial Statements are sufficient in the aggregate for the payment of all material unpaid federal, state and local taxes
(including any interest or penalties thereon), whether or not disputed or accrued, for the period ended May 31, 1995 or for any year or period prior thereto, and for which Kevlin may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. For purposes hereof, "Tax" or "Taxes" shall mean all taxes, levies, assessments, charges or fees of any kind or character, including without limitation U.S. federal, state, local and foreign income, profits, capital gains, franchise, sales, use, service, gross receipts, occupation, property, property transfer, lease, capital stock, premium, excise, payroll, withholding, estimated taxes and other governmental charges imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, additions to tax and penalties thereon.

                (ii) Except as disclosed in EXHIBIT 3.1(g), (a) proper and accurate amounts have been withheld by the Company from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (b) Returns which are accurate and complete in all material respects have been filed by Kevlin for all periods for which Returns were due with respect to income tax withholding, Social Security and unemployment taxes and (c) the amounts shown on such Returns to be due and payable have been paid in full, or adequate provision therefor has been included by the Kevlin in the most recent Financial Statements.

                (iii)  TAX AUDITS.  Except as disclosed in EXHIBIT 3.1(g),
(a) no audit of any material Return of Kevlin is currently in progress, nor has Kevlin been notified that such an audit is contemplated by any taxing authority, (b) Kevlin has not extended any statute of limitations with respect to the period for assessment of any federal, state or local Tax, (c) Kevlin does not contemplate the filing of an amendment to any Return, which amendment would have a Material Adverse Effect on Kevlin and (d) Kevlin does not have any actual or potential material liability for any Tax obligation of any taxpayer (including, without limitation, any affiliated group of corporations or other entities which included Kevlin during a prior period) other than Kevlin.
Except as disclosed in the Financial Statements or EXHIBIT 3.1(g), there are no material Tax claims pending against Kevlin, to the best of Kevlin's knowledge, there are no material


----------------------------
Agreement and Plan of Merger                                            Page   9
186599                               -9-

Tax claims threatened to be asserted against Kevlin, and there are no material issues which have been raised in prior periods or audits which by application of similar principles are expected to result in a material Tax claim for any other period.

                (h) INVENTORIES. Kevlin's inventory: (i) complies in all material respects with all applicable federal laws and regulations and with all applicable laws and regulations of each of the states of the United States into which any product would be shipped directly by Kevlin; (ii) does not contain any Hazardous Materials (as hereinafter defined) and (iii) does not consist of any damaged or obsolete items which are material in amount. The inventories reflected in the Financial Statements have been or will be acquired in the ordinary course of business of Kevlin in accordance with its normal inventory practices and are or will be stated in accordance with GAAP and on a basis that is consistent with the valuation of same in Kevlin's May 31, 1995 balance sheet.

                (i) NON-INFRINGEMENT OF PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY. EXHIBIT 3.1(i) contains a complete list of all of the patents, copyrights, trademarks, trade names, and service marks and names of Kevlin (the "Intellectual Property"). To the knowledge of Kevlin, the Intellectual Property does not infringe on or violate the rights of any person or entity. Kevlin is not aware of any claim of infringement or violation of the rights of others with respect to the Intellectual Property; nor is Kevlin aware of any use or exploitation by another person or entity which would conflict with Kevlin's claim to ownership of and right to use any of the Intellectual Property or which is similar to such Intellectual Property so as to create a reasonable possibility of confusion as to the source or ownership of any Intellectual Property by any member of the public, other than those licenses or alleged infringements disclosed on EXHIBIT 3.1(i). Except as disclosed in EXHIBIT 3.1(i), Kevlin has not licensed or permitted any other person or entity to use or exploit any Intellectual Property currently or at any time in the future, nor has Kevlin known of the existence of any such exploitation. Except as disclosed in EXHIBIT 3.1(i), Kevlin has not, within the prior ten years, been involved in any controversy with another person or entity involving the use or exploitation of any Intellectual Property. EXHIBIT 3.1(i) contains a listing of all registrations in any governmental office or registry with respect to any Intellectual Property. Kevlin's right to use or exploit any Intellectual Property is not dependent upon any license, permit, grant or agreement except as set forth in any registration listed in EXHIBIT 3.1(i). Kevlin is not obligated to make any royalty or other payments with respect to any Intellectual Property. Kevlin owns all Intellectual Property necessary for the conduct of its business as it is conducted on the date hereof.


----------------------------
Agreement and Plan of Merger                                            Page  10
186599                              -10-

                (j) OPERATIONS AND USE OF PROPERTIES. To Kevlin's knowledge, Kevlin's operations, business and properties, including leased properties, are in conformity in all material respects with all applicable laws or orders or other governmental or administrative laws, ordinances, regulations or orders, including without limitation zoning, land use and building codes and motor vehicle registration, permitting, inspection and operation. Kevlin's assets are sufficient for the conduct of Kevlin's business as it currently is conducted and as it is proposed to be conducted in accordance with Kevlin's current commitments. Kevlin does not own or lease, directly or indirectly, any real property other than the real property listed on EXHIBIT 3.1(j). There are no foreseeable costs payable by Kevlin upon the scheduled expiration of any real property lease.

                (k) LICENSES. Kevlin has all licenses, permits, approvals and other governmental authorizations necessary to own all of its properties and assets and to carry on its business as it is now being conducted except such as do not materially interfere with the conduct of its business, all of which are listed in EXHIBIT 3.1(k) (collectively, the "Licenses"). Each License is valid and in full force and effect. Upon obtaining any required consents, the continuation, validity and effectiveness of each License will in no way be affected by the consummation of the transactions contemplated by this Agreement. Kevlin has not breached any provision of, is not in default under the terms of, and has not engaged in any activity that would cause revocation or suspension of, any License and no action or proceeding looking to or contemplating the revocation or suspension of any License is pending or, to the knowledge of Kevlin, threatened.

                (l) INSURANCE. Kevlin is covered by valid and currently effective insurance policies as set forth in EXHIBIT 3.1(l). Any insurance for which the current policy period by its terms extends beyond the Closing shall be kept in place by Kevlin and not terminated for any reason.

                (m) ENVIRONMENTAL MATTERS. Kevlin has been and currently is in full compliance with all Environmental Laws as hereinafter defined (i) at all the property leased by Kevlin during the past eight years ("Kevlin's Facilities") and (ii) in connection with all of Kevlin's operations conducted at Kevlin's Facilities. Except as set forth in EXHIBIT 3.1(m), there is not now, and has not been since Kevlin commenced operations, any presence, disposal, release or threatened release of any Hazardous Materials at Kevlin's Facilities, and to Kevlin's knowledge, no such event or condition occurred at Kevlin's Facilities prior to Kevlin's occupancy of same. To the knowledge of Kevlin, no asbestos, urea-formaldehyde foam or other forms of urea formaldehyde have been installed on or are included in the furnishing or construction of any building or other improvement at Kevlin's Facilities. To the knowledge of Kevlin, Kevlin has


----------------------------
Agreement and Plan of Merger                                            Page  11
186599                               -11-
        made no disposal of any Hazardous Materials at any site currently listed pursuant to 42 U.S.C sec. 9605(a)(8)(B) (or pursuant to any similar state or local law identifying hazardous sites) or any site currently being investigated for such listing pursuant to any such federal, state or local law. To the knowledge of Kevlin, there are no pending or threatened claims with respect to Hazardous Materials relating to Kevlin's Facilities or relating to any operations of Kevlin at Kevlin's Facilities, and Kevlin does not know of any basis for a claim being made against Kevlin with respect to any Hazardous Materials or under any Environmental Laws. Kevlin has never used nor owned any underground storage tanks.

        For purposes of this Agreement, the term  "Hazardous Material"   shall
mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), radioactive substances and any material the manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which is prohibited, controlled or regulated by any law, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. sec. 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f, et seq.; Toxic Substances Control Act, 15 U.S.C. sec. 2601, et seq.; Occupational Safety and Health Act, 29 U.S.C. sec. 651, et seq.; Clean Air Act, 42 U.S.C. sec. 7401, et seq.; and comparable provisions of applicable local county and city ordinances, or any substances so defined or stated in any of the regulations adopted and publications promulgated pursuant to those laws as they may have been amended from time to time on or before the date hereof (collectively, "Environmental Laws").

                (n) EMPLOYEES AND LABOR LAWS. Kevlin has not experienced any strikes, lockouts, grievances or other material labor disputes or demands for recognition of a union as collective bargaining agent for all or any part of Kevlin's employees, and Kevlin is not and has never been a party to any collective bargaining or other labor agreement. Except as disclosed in
EXHIBIT 3.1(n), Kevlin has no written agreements of employment and no oral agreements or understandings with any employee as to any specific period of employment. Kevlin is in compliance in all material respects with all federal, state and local governmental laws and regulations relating to the employment of labor, including provisions relating to wages, fringe benefits, hours, working conditions, occupational safety and health, safety of the premises, collective bargaining, payment of social security and unemployment taxes, civil rights


----------------------------
Agreement and Plan of Merger                                            Page  12
186599                               -12-
and discrimination in hiring, retention, promotion, pay and other conditions of employment; and Kevlin is not liable for arrearages on wages or any tax or penalties for failure to comply with those laws or regulations. There are no oral agreements or understandings with employees except as to current salary or wage rates and no other oral agreements or understandings which will affect Kevlin's employment practices or operations. Kevlin is in compliance with the Immigration Reform and Control Act of 1986. Employees are generally required to work 40 hours a week.

                (o) PRODUCT LABELING, PRODUCT LIABILITY AND PRODUCT WARRANTY. Kevlin is in compliance in all material respects with all federal and state laws and regulations relating to product labeling, product safety and public health and safety. Kevlin has not received any notice of any claim that any product now or heretofore offered for sale or sold by it or distributed by it in connection with product sales is injurious to the health and safety of any person or is not in conformity with its specifications or not suitable for any purpose or application for which it is offered for sale, sold or distributed. Attached as EXHIBIT 3.1(o) are complete and correct copies of all product warranties with Kevlin's customers and instances where Kevlin has obligated itself to provide repair and product support services at no cost (or discounted cost) to its customers and such obligation is currently outstanding and will be outstanding as of the Effective Time. There are no outstanding returns of product from customers of Kevlin which have not been recorded in Kevlin's books or issues relating to products delivered by Kevlin that could give rise to product returns. Where contractually required, products sold by Kevlin have been released in conformance with Kevlin's own certification of conformity.

                (p) VALIDITY AND EXISTENCE OF AGREEMENTS. EXHIBIT 3.1(p) sets forth all the following with respect to Kevlin (collectively referred to as the "Agreements"):

                        (1) All written agreements, contracts, arrangements, commitments, understandings or obligations to which Kevlin is a party or by which it or its properties is or may be bound which involve more than $25,000 in the aggregate;

                        (2) All written agreements, contracts, arrangements, commitments, understandings or obligations, limiting in any respect the freedom of Kevlin or any of its key employees to compete in any line of business or with any person or to do business with any particular customers or class of customers or to carry on business in any geographic area;

                        (3) All written agreements, contracts, arrangements, commitments, understandings or obligations with respect to the payment by Kevlin of commissions which involve more than $25,000 in the aggregate;


----------------------------
Agreement and Plan of Merger                                            Page  13
186599                               -13-

                        (4) Kevlin's published standard conditions of purchase and sale;

                        (5)  All written agreements of Kevlin with
distributors and sales agents or representatives;

                        (6) All written agreements of Kevlin with customers relating to the return of products previously sold; and

                        (7) To Kevlin's knowledge, all oral agreements, contracts, arrangements, commitments, understandings or obligations to which Kevlin is a party or by which it or its properties is or may be bound which involve more than $25,000 in the aggregate.

                        Kevlin has delivered or made available to Chelton a true and complete copy of each of the written Agreements that involve more than $25,000, which copies accurately reflect the understanding of Kevlin with respect to the Agreements. Kevlin has delivered or made available to Chelton a fair and accurate summary of each of the oral Agreements listed on EXHIBIT 3.1(p) that involve more than $25,000. Each of the Agreements listed on
EXHIBIT 3.1(p) is a valid and binding obligation of Kevlin in accordance with its respective terms, Kevlin has performed and complied in all material respects with the provisions thereof, and no party is in default or would be in default with the lapse of time or notice under the terms of, any of the Agreements.

                (q)  EMPLOYEE BENEFIT PLANS.


                        (1) EXHIBIT 3.1(q) lists all employee pension benefit plans (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Pension Plan"), all employee welfare benefit plans (as defined in sec. 3(1) of ERISA) ("Welfare Plan"), all specified fringe benefit plans (as defined in section 6039D(d) of the Internal Revenue Code of 1986, as amended (the "Code")), and all executive compensation, retirement, supplemental retirement, deferred compensation, incentive, bonus, severance, compensation associated with change in control, perquisite, health care, death benefit, medical insurance, disability insurance, life insurance, vacation pay, sick pay or other plans, programs, and arrangements to which Kevlin is or has during the prior six years been a party, with respect to which Kevlin has an obligation, or that have been or are maintained, contributed to, or sponsored by Kevlin for the benefit of any current or former employee, officer, or director (such plans, programs, and arrangements to be referred to collectively as "Employee Benefit Plans"), that relate to Kevlin and are in effect or in connection with which any obligation remains on the date of this Agreement or that by their present terms will become effective after the date of this Agreement. The Financial Statements accurately reflect all

----------------------------
Agreement and Plan of Merger                                            Page  14
186599                               -14-
commitments of Kevlin with respect to the Employee Benefit Plans to the extent required by GAAP, and EXHIBIT 3.1(q) sets forth a description of the actuarial and accounting valuation of each plan as of October 31, 1995 and August 31, 1995, respectively.

                        (2) Kevlin has furnished to Chelton a complete and accurate copy of each Employee Benefit Plan document (including all amendments) and a complete and accurate copy of all documents relating to such Employee Benefit Plan, including, if applicable: (A) each trust agreement, insurance or annuity contract, investment management agreement, custodial agreement, and other agreement relating to the funding of the Employee Benefit Plan, and all amendments to them; (B) the most recent summary plan description and any subsequent summary of material modifications; (C) the three most recently filed annual return reports (Form 5500 series), including all applicable schedules;
(D) the most recent determination letter issued by the Internal Revenue Service, if the Employee Benefit Plan is intended to be qualified under section 401(a) of the Code, the application submitted for it, any correspondence with the Internal Revenue Service in connection with the determination letter or application, and any pending application for a determination letter; (E) the three most recent financial statements; and (F) the three most recent actuarial valuation reports. Attached as EXHIBIT 3.1(q)(2) are correct and complete copies of the following plans: (a) Kevlin Corporation Employee Stock
Ownership  Plan; (b) 401(k) Plan Adoption Agreement and Merrill Lynch
Prototype Defined Contribution Plan Base Plan Document; (c) Kevlin Corporation Supplemental Executive Retirement Plan; (d) Executive Deferral Plan; (e) Objective Setting and Management Incentive Compensation Program; (f) Executive Severance Agreements with (i) Arthur C. Williams, (ii) Jack Moran, (iii) Jeffrey Bandrowski, (iv) Robert M. Ricci, (v) John F. Rice; (vi) Andrew Pellerin; (vii) D. Wayne Peters and (viii) Daniel Whelan; (g) Retirement Benefit to James Galbraith; (h) Employment Agreement with Ernest Lattanzi; (i) Split Dollar Whole Life Insurance Policy for Marguerite Fitzgerald; (k) Executive Supplemental Disability Income Policy and (l) a Letter Agreement dated November 10, 1995 among Kevlin and Arthur Williams regarding severance payments.

                        (3) Each Employee Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable laws, including, without limitation, ERISA, all provisions of the Code applicable to secure intended tax consequences, and federal securities law, and all regulations and rulings under such laws. All persons who participate in the operation of the Employee Benefit Plans and all Employee Benefit Plan fiduciaries have always acted in all material respects in accordance with the provisions of all applicable law, including, without limitation, ERISA, the Code, and federal securities law, and all regulations and rulings under such laws. Kevlin has performed all

----------------------------
Agreement and Plan of Merger                                            Page  15
186599                               -15-
obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any party to, any Employee Benefit Plan. No legal action, suit, claim, or governmental proceeding or investigation is pending or, to the knowledge of Kevlin, threatened or imminent with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of Kevlin, no fact or event exists that could give rise to any such action, suit, claim, or governmental proceeding or investigation.

                        (4) The administrator of each Employee Benefit Plan that is an "employee benefit plan" as defined in section 3(3) of ERISA ("ERISA Plan") has complied with all applicable reporting and disclosure requirements under Part 1 of Title I of ERISA. Each summary plan description and summary of material modifications with respect to each such ERISA Plan describes the ERISA Plan accurately and comprehensively in accordance with the requirements of ERISA and each annual report/return filed with respect to each such ERISA Plan, including all schedules and attachments, are correct and accurate as of the date of filing.

                        (5) With respect to any Pension Plan intended to qualify under section 401(a) of the Code, each such Pension Plan is qualified under section 401(a) of the Code and any trust through which such Pension Plan is funded is exempt from federal income tax under section 501(a) of the Code; a favorable determination letter has been received from the Internal Revenue Service as to the qualified status of such Pension Plan and trust under the Internal Revenue Code as amended by the Tax Reform Act of 1986 and subsequent legislation. Nothing has occurred that could adversely affect the qualified status of such Pension Plan or trust.

                        (6) There has been no prohibited transaction (within the meaning of section 406 of ERISA or section 4975 of the Code) with respect to any ERISA Plan, other than any transaction subject to a statutory or administrative exemption. No person has acted or failed to act in connection with any Employee Benefit Plan in a manner that would subject Kevlin to direct or indirect liability, by indemnity or otherwise, for a breach of any fiduciary duty.

                        (7) Kevlin has not incurred liability for any excise tax arising under section 4971, 4972, 4980, or 4980B of the Code, and no fact or event exists that could give rise to any such liability.

                        (8) Kevlin has not incurred liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course), and, to its knowledge, no fact or event exists

----------------------------
Agreement and Plan of Merger                                            Page  16
186599                               -16-
that could give rise to such liability. No complete or partial termination has occurred within the past five years with respect to any Pension Plan. No reportable event (within the meaning of section 4043 of ERISA) or event described in section 4063(a) of ERISA has occurred or is expected to occur with respect to any Pension Plan subject to Title IV of ERISA. No proceeding has been instituted by the PBGC to terminate any Pension Plan, nor has any notice of intent to terminate any Pension Plan been filed with the PBGC. All premiums due the PBGC have been paid in full on a timely basis.

                        (9) No Pension Plan (subject to section 302 of ERISA or section 412 of the Code) has had an accumulated funding deficiency (within the meaning of section 302 of ERISA or section 412 of the Code), whether or not waived. No asset of Kevlin is the subject of a lien arising under section 302(f) of ERISA or section 412(n) of the Code. Kevlin has not been required to post security under section 307 of ERISA or section 401(a)(29) of the Code, and no fact or event exists that could give rise to such a lien or requirement to post any such security.

                        (10) All contributions, insurance premiums, or payments required to be made with respect to the Employee Benefit Plans have been made by their due dates.

                        (11) As to each Pension Plan that is a defined benefit plan (as defined in section 3(35) of ERISA) and that is subject to section 302 of ERISA or section 412 of the Code, the most recent actuarial valuation report accurately reflects the value of the plan assets and liabilities on an on- going basis as of the date of such valuation based on the funding method and actuarial assumptions specified in the report, all employee census data furnished to the plan's actuary by Kevlin in connection with such valuation and prior valuations has been accurate and complete in all material respects, and nothing has occurred since the date of such valuation that would have a materially adverse effect on the funding condition of the Pension Plan.

                        (12) Except as disclosed on EXHIBIT 3.1(q), no Employee Benefit Plan, and no other commitment or agreement, provides for the payment of separation, severance, or similar benefits to any person solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under section 280G of the Code, and the consummation of the transaction contemplated by this Agreement will not accelerate the time of payment or vesting of, or increase the amount of, any compensation due to any employee. Kevlin has no liability under the Executive Severance Agreement among Kevlin and Jeffrey Bandrowski, which is referenced in EXHIBIT 3.1(n).


----------------------------
Agreement and Plan of Merger                                            Page  17
186599                               -17-

                        (13) Except as disclosed on EXHIBIT 3.1(q), Kevlin has no liability with respect to any employee or former employee for post-employment benefits, other than those associated with the Pension Plans, and other than as required by section 4980B of the Code and Part 6 of Title I of ERISA.

                        (14) There has been no representation made to or communication with any employee that is not in accordance with the existing terms and limitations of the Employee Benefit Plans. Kevlin has made no commitment to modify any, or create any other, Employee Benefit Plan.

                (r) CONTROLLED GROUP STATUS. Kevlin has never been a member of either (i) a controlled group (within the meaning of section 414(b) or (c) of the Code or (ii) an affiliated service group (within the meaning of section 414(m) or (o) of the Code).

                (s) NO MULTIEMPLOYER PLANS. Kevlin has never had any obligation to contribute to any multiemployer plan within the meaning of section 3(37) or 4001(a)(3) of ERISA with respect to any of its employees. Kevlin is not and could not become subject to any withdrawal liability within the meaning of section 4201 of ERISA with respect to any multiemployer plan. Kevlin has never been a substantial employer within the meaning of section 4001(a)(2) of ERISA with respect to any single-employer plan within the meaning of section 4001(a)(15) of ERISA for which an employer could incur liability under section 4063 or 4064 of ERISA.

                (t) DEBTS AND CAPITALIZED LEASES. EXHIBIT 3.1(t) contains a list of all liabilities under any capitalized lease of Kevlin. The consummation of the transactions contemplated by this Agreement will not cause the acceleration of or otherwise adversely affect the terms or conditions of any such liabilities or obligations.

                (u) LITIGATION. Except as disclosed on EXHIBIT 3.1(u), there are no (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to the knowledge of Kevlin, threatened against Kevlin or to which Kevlin is a party or relating to any of the properties, businesses or business practices of Kevlin or the transactions contemplated by this Agreement (including but not limited to proceedings and investigations related to Environmental Laws, civil rights, discrimination in employment and occupational safety and health) or
(ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency naming the Seller or directly affecting its assets or business.

                (v) CONTINUATION OF BUSINESS. Except as otherwise disclosed in this Agreement, Kevlin does not know of

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Agreement and Plan of Merger                                            Page  18
186599                               -18-
any facts or circumstances which it reasonably expects to have a Material Adverse Effect (as defined in SECTION 7.11(a)) on the continuance of Kevlin's business after the Closing in the same manner as such business was conducted by Kevlin prior to the Closing.

                (w) MANAGEMENT PERSONNEL. To the knowledge of Kevlin, none of the management personnel of Kevlin have (i) been convicted of a criminal act (other than a minor traffic violation) during the ten-year period immediately preceding the date of this Agreement, or (ii) any health problem which might prevent the individual from fulfilling his or her work responsibilities in the foreseeable future.

                (x) ABSENCE OF CHANGES. Since May 31, 1995, and except as otherwise disclosed in this Agreement, there has not been (i) any material adverse change in the financial condition, assets (excluding normal wear and tear and obsolescence) or business of Kevlin, (ii) any material damage to, destruction of or loss of the assets, whether or not covered by insurance,
(iii) any material changes in compensation or bonus payments or arrangements for any employees of Kevlin except as provided in SECTION 4.6, (iv) any sale or transfer of any assets of Kevlin other than in the ordinary course of its business and consistent with past practice, (v) any cancellation or compromise of any debts or claims owed to Kevlin other than in the ordinary course of its business and consistent with past practice, (vi) any transaction not in the ordinary course of Kevlin's business and consistent with past practice, or
(vii) any amendment or termination of any contract or agreement which materially and adversely affects the assets or business of Kevlin.

                (y)  DELIVERY OF EXHIBITS.  All exhibits referred  to in this
SECTION 3.1 or any other exhibits referred to in this Agreement and all documents listed in those exhibits have been delivered to Chelton and Chelton acknowledges receipt thereof.

                (z) NO SIDE AGREEMENTS. Except as separately listed in EXHIBIT 3.1(p), Kevlin is not a party to any agreement calling for any action by Kevlin outside of the ordinary course of business; no agreement or understanding exists calling for any payment or consideration from a customer or supplier of Kevlin to an officer, director or shareholder of Kevlin respecting any transaction between Kevlin and such supplier or customer; and no affiliate of Kevlin, directly or through any business concern affiliated with such affiliate, transacts any business with Kevlin except for employment covered by
SECTION 3.1(n) hereof.

                (aa) SUPPLIERS AND TOOLING. Except as set forth in EXHIBIT 3.1(aa), there are no sole source suppliers for any of Kevlin's purchased parts or sub-assemblies in respect of current sales or projected sales by Kevlin.
EXHIBIT 3.1(aa) also sets forth a list of all tooling and castings used in the manufacture

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Agreement and Plan of Merger                                            Page  19
186599                               -19-
of the parts or sub-assemblies Kevlin procures from its suppliers, as well as where the tooling is located, who owns it and whether there is any restriction on Kevlin taking possession of or relocating same.

                (ab) TITLE TO AND LOCATION OF ASSETS.  Except as disclosed in
EXHIBIT 3.1(ab), there are no liens, claims, security interests, mortgages, easements, restrictions, charges or encumbrances affecting any of Kevlin's assets or Kevlin's leasehold interests and Kevlin has good and marketable title to or a valid leasehold interest in all of its assets. Except as disclosed in
EXHIBIT 3.1(ab), all of Kevlin's assets are located at Kevlin's facility at 5 Cornell Street, Wilmington, Massachusetts.

                (ac) MACHINERY AND EQUIPMENT. Kevlin's machinery and equipment is in good operating condition and repair sufficient to permit the conduct of its business consistent with past practice. The machinery and equipment owned by Kevlin at the Closing will be sufficient for the conduct of Kevlin's business and the fulfillment of Kevlin's existing orders and will constitute substantially all machinery and equipment used by Kevlin in its business as of May 31, 1995, except for unnecessary items or items which have been replaced with substantially equivalent items.

                (ad) PRODUCT DESIGN AND DRAWINGS; ABSENCE OF DEFECTS. Kevlin has sufficient documentation to support the manufacture of the products manufactured by Kevlin during the past 60 months. Kevlin is not aware of any design defect which may adversely affect the performance or safety of any of Kevlin's products or the ability to manufacture those products profitably.

                (ae) GOVERNMENT ASSISTANCE. EXHIBIT 3.1(ae) attached hereto describes any agreements, loans, other funding arrangements and assistance programs (collectively called "Government Assistance Programs") which have been provided to Kevlin from any federal, state, municipal or other government or governmental agency, board, commission or authority, domestic or foreign (collectively called "Government Agencies"). Kevlin has performed all of its obligations under the Government Assistance Programs, and no basis exists for any Government Agencies to seek payment or repayment of any amount or benefit provided under any of the Government Assistance Programs.

                (af) ARRANGEMENTS WITH PROFESSIONALS. Any arrangements of Kevlin with attorneys, accountants or other professional advisors can be terminated by Kevlin at or after the Closing without penalty by Kevlin (except with respect to unbilled services rendered prior to the date of such termination).


----------------------------
Agreement and Plan of Merger                                            Page  20
186599                               -20-

                (ag) NO LOSS CONTRACTS.  Except as disclosed in
EXHIBIT 3.1(ag), to Kevlin's knowledge, Kevlin does not have any Contract with any customer that will result in a loss to Kevlin as determined under GAAP.
For purposes of this Agreement, "Contract" or "Contracts" shall mean those contracts and purchase and sales commitments and orders to which Kevlin is a party or by which Kevlin or the properties of Kevlin is or may be bound, including, without limitation, contracts and orders providing for the purchase, receipt, sale or distribution of goods, products or services by Kevlin, all prepaid items and deposits of Kevlin with respect to those contracts and Kevlin's health insurance and disability plan (but excluding all contracts of employment and contracts relating to employees).

                (ah) CUSTOMER RELATIONS. Except as set forth on EXHIBIT 3.1(ah), since May 31, 1995, no customer of Kevlin has terminated or communicated to Kevlin the intention or threat to terminate its relationship with Kevlin, or the intention to substantially reduce the quantity of products or services it purchases from Kevlin, or its dissatisfaction with the products or services sold by Kevlin, nor has Kevlin terminated or communicated to any customer the intention or threat to terminate its relationship with the customer. No amounts of money are or will become repayable to any of Kevlin's customers under any of the Contracts relating to performance of those Agreements prior to the Closing.

                (ai) DELIVERY SCHEDULES. Kevlin and its customers are in agreement with respect to all delivery schedules under Kevlin's Agreements with its customers, and there are no material delivery delays, to its knowledge, or other non-compliance by Kevlin with the terms of those Agreements that could give rise to penalties or cancellation of the Agreement.

                (aj) FINANCIAL RECORDS. Kevlin makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of Kevlin's financial statements and to maintain accountability for its assets, and (iii) the book records of its assets is compared with its actual assets at reasonable intervals.

                (ak) GUARANTIES. Kevlin is not a party to any guaranty or other credit accommodation which accommodates the credit of another person.

                (al) DIVIDENDS. Since May 31, 1995, Kevlin has not declared or paid any dividends in cash or in kind upon any of its capital stock or returned any capital to its stockholders in the form of cash or other property or paid or made any distribution of cash or other property to the stockholders.

----------------------------
Agreement and Plan of Merger                                            Page  21
186599                               -21-

                (am) NO POWER OF ATTORNEY. There are no outstanding powers of attorney granted by Kevlin except with respect to checking accounts and those listed on EXHIBIT 3.1(am).

                (an) SEC REPORTS. Kevlin has filed all required forms, reports and documents with the SEC ("Kevlin SEC Reports") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Securities and Exchange Act of 1934 (the "Exchange Act"), and the rules and interpretive releases promulgated thereunder. None of such Kevlin SEC Reports, including without limitation any financial statements, notes, or schedules included therein, at the time filed, contained nor contains, or, if to be filed in the future will contain, any untrue statement of a material fact, or omitted, omits or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (ao) PROXY STATEMENT. The Proxy Statement required for the consummation of the Merger will comply in all material respects with the Exchange Act, except that no representation will be made by Kevlin with respect to information supplied in writing by Chelton or any affiliate of Chelton specifically for inclusion in the Proxy Statement. None of the information relating to Kevlin and its Subsidiaries shall, at the time the Proxy Statement is mailed or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (ap) MANAGEMENT SHARES. The officers, directors and Kevlin Corporation Employee Stock Ownership Plan, own, in the aggregate, 13.7% of the outstanding Kevlin Stock.

                (aq) STATUS OF FLOW VISION. Attached hereto as EXHIBIT 3.1(aq) is a copy of all correspondence relating to pending claims under the agreement by which Kevlin sold most of the assets of Flow Vision Inc. (a Massachusetts corporation) (the "Flow Vision Agreement"). To Kevlin's knowledge, there are no past or current events or circumstances that could give rise to claims against Kevlin under the provisions of the Flow Vision Agreement. Kevlin has received written confirmation from the purchaser under the Flow Vision Agreement that there can be no further claims against Kevlin for product warranty claims under the Flow Vision Agreement; a copy of this written confirmation is included in EXHIBIT 3.1(aq).

                (ar) TRUTH OF REPRESENTATIONS. On the date of this Agreement and on the date of the Closing, no representation

----------------------------
Agreement and Plan of Merger                                            Page  22
186599                               -22-
or warranty of Kevlin in this Agreement, nor any written statement or certificate executed by Kevlin and furnished or to be furnished to Chelton pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        Section 3.2 REPRESENTATIONS AND WARRANTIES OF CHELTON AND NEWCO. Chelton and NEWCO, each jointly and severally, represent and warrant to Kevlin that:

                (a) CORPORATE STANDING AND AUTHORITY. Chelton and NEWCO are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Massachusetts, respectively, and have full corporate power and authority to carry on their current business operations and consummate the transactions contemplated by this Agreement.
The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of Chelton's or NEWCO's By-Laws, or Certificate of Incorporation or Articles of Incorporation or any law, regulation or ordinance or any provision of any contract, instrument, order, award, judgment or decree to which Chelton or NEWCO is a party or by which Chelton and NEWCO are bound. This Agreement is a legal, valid and binding agreement of Chelton and NEWCO enforceable against Chelton and NEWCO in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights and to general equitable principles. Chelton and NEWCO have obtained all necessary authorization and approval by their Boards of Directors and, in the case of NEWCO, by its sole stockholder, for the execution of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate action is necessary by either Chelton or NEWCO for the execution of this Agreement and the consummation of the transactions contemplated hereby. No consent, authorization, order or approval of any person, governmental authority or any court is required in connection with the execution and delivery by Chelton and NEWCO of this Agreement or the consummation by Chelton and NEWCO of the transactions contemplated hereby other than as contemplated by Section 5.2(g) hereof.

                (b) LITIGATION. There is no litigation pending or, to the knowledge of Chelton or NEWCO, threatened against Chelton or NEWCO which seeks to prevent, or if successful would prevent, Chelton or NEWCO from consummating the Merger.

                (c) PROXY STATEMENT. None of the information furnished in writing by Chelton relating to Chelton, NEWCO and their subsidiaries for use in the Proxy Statement shall, at the time the Proxy Statement is mailed or at the time of the Special


----------------------------
Agreement and Plan of Merger                                            Page  23
186599                               -23-

Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (d) TRUTH OF REPRESENTATIONS. On the date of this Agreement and on the date of the Closing, no representation or warranty of Chelton or NEWCO in this Agreement, nor any written statement or certificate executed by Chelton and furnished or to be furnished to Kevlin pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                  ARTICLE IV
                                  COVENANTS

        Section 4.1 CONDUCT OF BUSINESS OF KEVLIN. Except as otherwise contemplated by this Agreement or disclosed in the Exhibits hereto, during the period from the date of this Agreement to the Effective Time, Kevlin and its Subsidiaries will each conduct their operations according to their ordinary and usual course of business and consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or disclosed in the Exhibits hereto, neither Kevlin nor any of its Subsidiaries will, prior to the Effective Time, without the prior written consent of Chelton (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, other than pursuant to commitments outstanding at the date hereof, or (ii) any other securities in respect of, in lieu of or in substitution for, capital stock outstanding on the date hereof, (b) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities, (c) declare or pay any dividend or distribution on any shares of its capital stock, (d) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any release or relinquishment of any material contract rights, not in the ordinary course of business, (e) propose or adopt any amendments to its charter or by-laws, (f) enter into, assign or terminate, or amend in any material respect, any Agreement other than in the ordinary course of business, (g) acquire, dispose of, encumber or relinquish any

----------------------------
Agreement and Plan of Merger                                            Page  24
186599                               -24-
material asset other than in the ordinary course of business, (h) waive, compromise or settle any right or claim that would adversely affect the ownership, operation or value of any material asset, (i) make any material capital expenditures other than pursuant to existing capital expenditure programs that are disclosed in EXHIBIT 4.1(i), (j) allow or permit the expiration, termination or cancellation at any time prior to the Effective
Time of any of the insurance policies or coverages or surety bonds currently maintained by or on behalf of Kevlin unless replaced with a policy, coverage or bond having substantially the same coverage and similar terms and conditions,
(k) waive, settle or compromise any material litigation or other material claim on a basis materially adverse to Kevlin or its Subsidiaries, (l) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect or (m) incur any indebtedness for borrowed money
(other than any indebtedness in place at the date of this Agreement).

        Section 4.2    ACCESS TO INFORMATION.

                (a) Between the date of this Agreement and the Effective Time, Kevlin will afford to Chelton and its authorized representatives full access during normal business hours to the real estate, offices, warehouses or other facilities and to the books and records of Kevlin and its Subsidiaries, will permit Chelton and its representatives to make such inspections as they may require during normal business hours and will cause Kevlin's officers to furnish Chelton and its representatives with such financial and operating data, environmental assessments and other information with respect to the business and real property of Kevlin and its Subsidiaries as Chelton and its representatives may from time to time reasonably request. No inspection or examination by Chelton will constitute a waiver of any claim against Kevlin for misrepresentation or breach of this Agreement.

                (b) The parties will hold and will cause their representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process (as to which it will give the other party notice and an opportunity to contest disclosure), or, in the opinion of counsel, by other requirements of law, all documents and information concerning the parties furnished to them and their representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of the parties or their representatives or (ii) later lawfully acquired by the parties or their representatives from other sources, which acquisition can be demonstrated in writing by the disclosing party, unless they or their representatives know that such other sources are not entitled to disclose such information) and will not use such information or release or disclose such information to any other person, except their auditors, attorneys, financial advisors and

----------------------------
Agreement and Plan of Merger                                            Page  25
186599                               -25-
other consultants and advisors in connection with this Agreement, provided that such person shall have first been advised of the confidentiality provision of this SECTION 4.2. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information can be shown to have been (i) in the public domain through no fault of Chelton, NEWCO or Kevlin, as the case may be, or their respective representatives or (ii) later lawfully acquired by the parties or representatives from other sources, which acquisition can be demonstrated in writing by the disclosing party, and, if requested, either party will, and will cause its agents, auditors, consultants, representatives and advisors to return to the other, or destroy, all copies of written information furnished.

                (c) Kevlin agrees to furnish Chelton at the time of filing with copies of all reports and filings (including exhibits and schedules) filed by Kevlin with the SEC between the date hereof and the Closing.

        Section 4.3 BEST EFFORTS. Subject to the terms and conditions herein provided, and to the fiduciary duties of the Boards of Directors of the parties under applicable law, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the ffective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

        Section 4.4 CONSENTS. Chelton and Kevlin each will use its best efforts to obtain such consents of third parties to agreements which would otherwise be violated by any provisions hereof, to take all actions necessary to effect the transactions contemplated hereby, and to make such filings with Governmental Authorities necessary to consummate the transactions contemplated by this Agreement including, without limitation, (a) the vigorous defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transaction contemplated hereby unless in the good faith judgment of the party against whom the lawsuit or other legal proceeding is brought the claims against such party have a reasonable likelihood of success, including seeking to have any stay or temporary restraining order entered by any court or governmental authority vacated or reviewed, and (b) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

----------------------------
Agreement and Plan of Merger                                            Page  26
186599                               -26-

        Section 4.5 PUBLIC ANNOUNCEMENTS. Except as required by law or other regulatory body, neither party shall make any news releases or other public announcement pertaining to the existence of this Agreement or the Merger without the prior consent of the other party hereto. To the extent such a release or announcement is required by law, the party making the same shall give the other party advance notice of, and an opportunity to comment on, the proposed release or announcement.

        Section 4.6 CERTAIN PAYMENTS. The parties agree that Kevlin will be permitted to make certain payments in connection with the Merger as follows:

                (a) up to $100,000, in the aggregate, to the staff of Kevlin, to be apportioned as determined by Kevlin's Board of Directors, as set forth in
EXHIBIT 4.6(a); and

                (b) up to $256,033, in the aggregate, to Kevlin's non-employee directors in full and final payment for their services on behalf of Kevlin as set forth in EXHIBIT 4.6(b).

        Section 4.7 FUNDING OF NEWCO. Prior to the Closing, Chelton shall cause NEWCO to be funded with an amount of cash sufficient to pay the aggregate Merger Consideration for the outstanding Shares and Stock Options.

        Section 4.8 INSURANCE. Chelton shall use its best efforts to obtain and maintain for a period of one year after the Effective Time an endorsement extending the period in which claims may be made under Kevlin's directors' and officers' liability insurance policy in effect on the date of this Agreement, or a policy of such other responsible carrier as Chelton may elect, with respect to causes of action that arise out of facts or omissions occurring on or before the Effective Time; provided, however, that in no event shall Chelton be required to expend pursuant to this section more than an amount per year equal to 125% of current annual premiums paid by Kevlin for such insurance.


                                  ARTICLE V
                   CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 5.1 CONDITIONS TO KEVLIN'S OBLIGATION TO CLOSE. The obligations of Kevlin at Closing shall be subject to satisfaction of the following conditions at Closing:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Chelton and NEWCO set forth in SECTION 3.2 hereof shall be true and correct as of the date of this Agreement and as of Closing as though those representations and warranties had been made at and as of that time, and Kevlin

----------------------------
Agreement and Plan of Merger                                            Page  27
186599                               -27-
shall have received at Closing a certificate signed by Chelton's
President to that effect.

                (b) NO LITIGATION. There shall not have been instituted or threatened on or before Closing any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement.

                (c) MERGER CONSIDERATION. NEWCO shall present evidence reasonably satisfactory to Kevlin that, immediately prior to the Closing, it has cash on hand equal to or greater than the aggregate Merger Consideration for the outstanding Shares and Stock Options.

                (d) APPROVAL OF KEVLIN'S STOCKHOLDERS. The approval of Kevlin's stockholders of this Agreement and the Merger as required by the Massachusetts Act shall have been obtained.

                (e) RECEIPT OF CONSENTS. Any consents from third parties required to be obtained by Kevlin to effect the Merger shall have been obtained by Kevlin.

                (f) OPINION OF CHELTON AND NEWCO'S COUNSEL. Chelton and NEWCO shall have delivered to Kevlin an opinion of Jaeckle, Fleischmann & Mugel, dated as of the Closing, in form and substance satisfactory to Kevlin, with respect to the matters set forth in SECTIONS 3.2(a), (b) and (d) of this Agreement.

        Section 5.2 CONDITIONS TO CHELTON'S AND NEWCO'S OBLIGATION TO CLOSE. The obligations of Chelton and NEWCO at Closing shall be subject to satisfaction of the following conditions at Closing:

                (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Kevlin set forth in SECTION 3.1 hereof shall be true and correct as of the date of this Agreement and as of Closing as though those representations and warranties had been made at and as of that time, the covenants contained in SECTIONS 2.3, 4.1 and 4.2(a), hereof shall have been performed, and Chelton and NEWCO shall have received at Closing a certificate signed by each of Kevlin's officers (currently, Jonathan Donaldson, Wayne Peters, John Moran, Robert Ricci) to that effect.

                (b) NO LITIGATION. There shall not have been instituted or threatened any action, proceeding or investigation to restrict or prohibit the transactions contemplated by this Agreement or which would give rise to material damages to Kevlin or have a Material Adverse Effect on the value of the assets of Kevlin.

----------------------------
Agreement and Plan of Merger                                            Page  28
186599                               -28-

                (c) APPROVAL OF KEVLIN'S STOCKHOLDERS. The approval of Kevlin's stockholders of this Agreement and the Merger as required by the Massachusetts Act shall have been obtained.

                (d) RECEIPT OF CONSENTS. All consents from third parties required to be obtained by Kevlin to effect the Merger shall have been obtained by Kevlin in form and substance reasonably satisfactory to Chelton and NEWCO.

                (e) OPINION OF KEVLIN'S COUNSEL. Kevlin shall have delivered to Chelton and NEWCO an opinion of Palmer & Dodge, dated as of the Closing, in form and substance reasonably satisfactory to Chelton and NEWCO, with respect to the matters set forth in SECTIONS 3.1(a) (other than as to qualification as a foreign corporation or the last sentence of that section) and (d) of this Agreement, as well as whether there exists, to Palmer & Dodge's knowledge, any pending litigation which seeks to prevent, or if successful would prevent, Kevlin from consummating the Merger.

                (f) RESIGNATION LETTERS. Kevlin shall have obtained letters of resignation from each officer and director in office immediately prior to the Effective Time.

                        (g) CONTINUATION OF INSURANCE. Chelton shall have received confirmation from Kevlin's insurers that the insurance policies listed in EXHIBIT 3.1(l) will continue in effect after the Closing notwithstanding the Merger.

                (h) ENVIRONMENTAL STUDY. Chelton shall have received an environmental study from an environmental consulting firm approved by Chelton relating to Kevlin's Facilities that, in Chelton's reasonable judgment, indicates that there are no significant risks associated with Hazardous Materials or violations of any Environmental Laws at Kevlin's Facilities.

                (i) STOCK OPTIONS. At or prior to the Closing, all Stock Options shall have been exercised (or terminated) as described in SECTION 1.6(d).

        Section 5.3 OTHER CONDITIONS. The respective obligations of each party to effect the Merger are subject to the condition that no statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction in the United States or domestic governmental authority which prohibits or restricts the consummation of the Merger.

        Section 5.4    NO SOLICITATION.
                (a) Other than as required by their fiduciary responsibilities, the Board of Directors of Kevlin shall not

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186599                              -29-
negotiate an Acquisition Proposal (as defined below) with a Third
Party unless and until this Agreement has been terminated in accordance with the provisions hereof.

                (b) Neither Kevlin nor any of its subsidiaries shall, directly or indirectly, take (nor shall Kevlin authorize or permit its subsidiaries, officers, directors, employees, representatives, investment advisors, bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in discussions or negotiations with, or furnish any information to, any person in connection with any Acquisition Proposal; provided, that, to the extent required by the fiduciary obligations of the Board of Directors of Kevlin (as determined in good faith by the Board of Directors of Kevlin based upon written advice of Palmer & Dodge), upon receipt of (x) an unsolicited and written Superior Proposal (as defined in SECTION 5.4(c) below) or (y) an unsolicited and written Potential Superior Proposal (as defined below), Kevlin may: (1) take the action referred to in clause (ii) of this sentence with respect to such Superior Proposal or Potential Superior Proposal but only in connection with a simultaneous termination of this Agreement in accordance with SECTION 6.1, and (2) take any of the actions referred to in clause (iii) of this sentence with respect to such Superior Proposal or Potential Superior Proposal. A "Potential Superior Proposal" shall mean a proposal that a majority of the disinterested members of the Board of Directors of Kevlin determines in its good faith judgment to be reasonably likely to lead to a Superior Proposal (as defined in SECTION 5.4(c) below). "Acquisition Proposal" shall mean, except for the transactions contemplated by this Agreement, any proposed (i) merger, consolidation or similar transaction involving Kevlin, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Kevlin or it subsidiaries representing 10% or more of the consolidated assets of Kevlin and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of Kevlin or (iv) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the outstanding Kevlin Common Stock. Kevlin shall notify Chelton promptly of any Acquisition Proposal and shall provide Chelton with all available information with respect thereto.


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186599                              -30-

                (c) The provisions of SECTION 5.4(a) shall not be deemed to prohibit the Board of Directors of Kevlin, prior to the consummation of the Merger, from withdrawing or modifying its approval or recommendation of the Merger or this Agreement, if a Superior Proposal is made, provided that (i) such action is required by the fiduciary obligations of the Board of Directors of Kevlin as determined in good faith by a majority of the disinterested members thereof, taking into account (x) the financial and other terms and conditions of the Superior Proposal and (y) the time period within which the transactions contemplated by such Superior Proposal can be consummated and
(ii) the Board of Directors of Kevlin shall have received the written opinion of Palmer & Dodge to the effect that such action is required by the fiduciary obligations of the Board of Directors of Kevlin. For purposes of this Agreement, "Superior Proposal" means a bona fide proposal made by a Third Party to acquire all the outstanding Kevlin Common Stock or all or substantially all the assets of Kevlin pursuant to a tender or exchange offer, a merger or otherwise on terms which a majority of the disinterested members of the Board of Directors of Kevlin determine in its good faith judgment to be financially superior to Kevlin's stockholders than the Merger (based on a good faith determination that the value of such proposal, as a whole, exceeds the value of the consideration provided for in the Merger plus the amount of the Termination Fee, as hereinafter defined). For purposes of this Agreement, "Third Party" shall mean any corporation, partnership, person or other entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Chelton, any affiliate of Chelton or any of their respective directors, trustees, officers, employees, representatives and agents or any entity controlled by one or more such persons.

                (d) Kevlin shall pay to Chelton upon demand an amount in cash equal to $1,000,000 (the "Termination Fee") if: (i) Kevlin terminates this Agreement pursuant to SECTION 6.1(f) or (ii) Chelton and NEWCO terminate this Agreement pursuant to SECTION 6.1(c) for the reason that any of the conditions specified in SECTIONS 5.2(a), have not been met as a result of the intentional, deliberate or fraudulent misrepresentation or breach of covenant by Kevlin and are not capable of being met on or before February 28, 1996.


                                  ARTICLE VI
                       TERMINATION, AMENDMENTS; WAIVER

        Section 6.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time, notwithstanding approval thereof by the shareholders of Kevlin, prior to the Effective Time:

                (a) by mutual written consent duly authorized by the Boards of Directors of Kevlin, Chelton and NEWCO;



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Agreement and Plan of Merger                                            Page  31
186599                              -31-

                (b) by Chelton or Kevlin if the Effective Time shall not have occurred on or before February 28, 1996 (providing the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Agreement);

                (c)  by Chelton and NEWCO if any of the conditions specified in
SECTION 5.2 shall not have been met or waived by them at such time as such condition is no longer capable of satisfaction;

                (d)  by Kevlin if any of the conditions specified in
SECTION 5.1 shall not have been met or waived by it at such time as such condition is no longer capable of satisfaction;

                (e) by Chelton or Kevlin: (i) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, (ii) if litigation or proceedings shall be pending that are reasonably likely to result in any of the foregoing or (iii) the condition specified in SECTION 5.3 cannot be met;

                (f) by Kevlin if all of the following conditions are satisfied: (i) prior to the consummation of the Merger, Kevlin or its Board of Directors shall have received a Superior Proposal from a Third Party, (ii) the Board of Directors of Kevlin shall have received the written opinion of Palmer & Dodge to the effect that the fiduciary obligations of the Board of Directors require that Kevlin terminate this Agreement and enter into an agreement with respect to the Superior Proposal, (iii) the Board of Directors of Kevlin shall have resolved to enter into definitive documentation with respect to the Superior Proposal within 48 hours of the termination of this Agreement and (iv) Kevlin shall have paid to Chelton an amount in cash equal to the Termination Fee.

        Section 6.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to SECTION 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, or shareholders, except (i) to the extent applicable, the provisions of SECTIONS 4.2(b), 5.4(d) and 7.9 and
(ii) if the termination is pursuant to SECTIONS 6.1(c) or (d), the non-terminating party shall reimburse the terminating party for its costs and expenses incurred in connection with the Merger (including without limitation legal and accounting fees, travel expenses and other out of pocket expenses incurred in due diligence investigations and contract negotiations) up to a maximum of $150,000, which reimbursement shall be made immediately upon submission to the non-terminating party of the terminating party's written records with respect to such costs and expenses.



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186599                              -32-

        Section 6.3 AMENDMENT. This Agreement may be amended by action taken by or on behalf of the Boards of Directors of Kevlin, Chelton and NEWCO at any time before or after adoption of this Agreement by the stockholders of Kevlin but, after any such approval, no amendment shall be made which decreases the Merger Consideration per Share or which adversely affects the rights of Kevlin's stockholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Kevlin, Chelton and NEWCO.

        Section 6.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of Kevlin, Chelton and NEWCO may (a) extend the time for the performance of any of the obligations or other acts of any other applicable party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (c) subject to the proviso contained in SECTION 6.3, waive compliance with any of the agreements of any other applicable party or with any conditions to its own obligations. Any agreement on the part of any other applicable party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                 ARTICLE VII
                                MISCELLANEOUS


        Section 7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. This SECTION 7.1, however, shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time.

        Section 7.2 BROKERAGE FEES; COMMISSIONS AND EXPENSES. Kevlin hereby represents and warrants to Chelton with respect to Kevlin, and Chelton and NEWCO hereby represent and warrant to Kevlin with respect to Chelton and NEWCO, that, except as set forth in EXHIBIT 7.2, no person or entity is entitled to receive from Kevlin on the one hand, or Chelton and NEWCO, on the other hand, any investment banking, brokerage or finder's fee or fees for financial consulting or advisory services in connection with this Agreement or the transactions contemplated hereby. Other costs, expenses and liabilities which may be incurred in connection with the consummation of this Agreement or the Merger, such as, for example and without limitation, the cost of professional fees shall be paid by the party incurring the cost.

        Section 7.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement among the parties


----------------------------
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186599                              -33-
with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

        Section 7.4 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

        Section 7.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by overnight courier, when sent by confirmed facsimile or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

        If to Kevlin:

                Kevlin Corporation
                5 Cornell Place
                Wilmington, Massachusetts 01887
                Attention:  Mr. Jonathan D. Donaldson

                Copies of notices to Kevlin shall be sent to:

                Palmer & Dodge
                One Beacon Street
                Boston, Massachusetts 02108
                Attention:  Leon J. Glazerman, Esq.
                Marc A. Rubenstein, Esq.

        If to Chelton and NEWCO:

                Chelton Communication Systems, Inc.
                c/o Chelton Ltd.
                Fieldhouse Lane, Marlow
                Buckinghamshire, England SL7 1LR
                Attention:  Mr. Paul D. Long

                Chelton Communication Systems, Inc.
                179 Avenue of the Commons, Suite One
                Shrewsbury, New Jersey 07702
                Attention:  Mr. David V. Gaggin


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186599                              -34-

                Copies of notices to Chelton and NEWCO shall be sent to:

                Jaeckle, Fleischmann & Mugel
                800 Fleet Bank Building
                12 Fountain Plaza
                Buffalo, New York  14202-2292
                Attention:  Charles F. Horne, IV, Esq.
                Colleen A. Van Gelder, Esq.

        Section 7.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 7.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 7.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 7.9 EXPENSES. Except as otherwise provided herein, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

        Section 7.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 7.11   CERTAIN DEFINITIONS.

                (a) "Material Adverse Effect" shall mean any adverse change in the financial condition, assets, business or operations of any party which is material to such party and its subsidiaries taken as a whole.


----------------------------
Agreement and Plan of Merger                                            Page 35
186599                              -35-

                (b) "Special Meeting" shall mean the special meeting of the shareholders of the Company called pursuant to the Proxy Statement to consider approval of the Merger.

                (c) "Subsidiary" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity. Such term shall also refer to any other partnership, limited partnership, joint venture, trust, or other business entity in which a party hereto owns a majority interest.

        Section 7.12 PERFORMANCE BY NEWCO. Chelton agrees to cause NEWCO to comply with its obligations hereunder and to cause NEWCO to consummate the Merger as contemplated herein.

        Section 7.13 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                   Each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year set forth above.

                                       KEVLIN CORPORATION



                                       By:
                                           -------------------------------
                                           Jonathan D. Donaldson, Chairman


                                       KEVLIN ACQUISITION CORP.



                                       By:
                                           -------------------------------
                                           David V. Gaggin, President


                                       CHELTON COMMUNICATION SYSTEMS, INC.



                                       By:
                                           -------------------------------
                                           David V. Gaggin, President




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